Exhibit 2.01

STOCK PURCHASE AGREEMENT

by and among

FORCEFIELD ENERGY INC.,

as BUYER,

the Stockholders listed herein,

as the SELLERS,

Jeffrey J. Brown,

as the Seller Representative

and

17th STREET ALD MANAGEMENT CORPORATION,

as the Company

Dated as of April 25, 2014

ARTICLE I	PURCHASE AND SALE	2

1.1	Purchase and Sale	2

1.2	Closing Date	2

1.3	Transactions to be Effected at the Closing	2

ARTICLE II	AR COLLECTION PAYMENTS; POST CLOSING ADJUSTMENTS; ADDITIONAL CONSIDERATION	3

2.1	AR Collection Payments	3

2.2	Post Closing Adjustments	3

2.3	Future Consideration	4

ARTICLE III	REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	6

3.1	Organization, Qualification and Corporate Power	6

3.2	Capitalization	6

3.3	Authorization of Transaction	7

3.4	Noncontravention	7

3.5	Subsidiaries	8

3.6	Financial Statements	8

3.7	Absence of Certain Changes	8

3.8	No Undisclosed Liabilities	8

3.9	Tax Matters	8

3.10	Assets	9

3.11	Owned Real Property	9

3.12	Real Property Leases	9

3.13	Intellectual Property	9

3.14	Inventory	9

3.15	Contracts	9

3.16	Insurance	11

3.17	Litigation	12

3.18	Employees	12

3.19	Employee Benefits	13

3.20	Environmental Matters	13

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3.21	Legal Compliance	14

3.22	Authorizations	14

3.23	Brokers	14

3.24	Bank Accounts	14

3.25	Customers and Suppliers	14

3.26	Warranties	14

3.27	Disclosure	15

ARTICLE IV	REPRESENTATIONS AND WARRANTIES REGARDING SELLERS	15

4.1	Authority and Enforceability	15

4.2	No Conflicts; Consents	15

4.3	Beneficial Ownership	16

4.4	Brokers	16

ARTICLE V	REPRESENTATIONS AND WARRANTIES REGARDING BUYER	16

5.1	Organization	16

5.2	Authorization of Transaction	16

5.3	No Conflicts; Consents	16

5.4	Valid Issuance; Capitalization	16

5.5	Accredited Investor	17

5.6	Solvency	16

5.7	SEC Filings; Financial Statements	16

5.8	Brokers	17

5.9	Disclosure	17

ARTICLE VI	COVENANTS	17

6.1	Public Announcements	17

6.2	Further Assurances	17

6.4	General Waiver of Claims	17

6.5	Confidentiality	18

ARTICLE VII	INDEMNIFICATION	18

7.1	Indemnification	18

7.2	Procedure for Claims	19

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7.3	Payment of Indemnification Obligations	20

7.4	Survival	21

7.5	Characterization of Indemnification Payments	22

7.6	Seller Representative	22

ARTICLE VIII	MISCELLANEOUS	22

8.1	Notices	22

8.2	Amendments and Waivers	23

8.3	Expenses	23

8.4	Successors and Assigns	23

8.5	Governing Law	23

8.6	Consent to Jurisdiction	24

8.7	Counterparts	24

8.8	Third Party Beneficiaries	24

8.9	Entire Agreement	24

8.10	Captions	24

8.11	Severability	24

8.12	Specific Performance	25

8.13	Attorneys’ Fees	25

ARTICLE IX	DEFINITIONS	25

9.1	Definitions	25

9.3	Interpretation	31

DISCLOSURE SCHEDULE

EXHIBITS

Capitalization	Exhibit A

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 25, 2014 (the “Closing Date”), is made by and among ForceField Energy Inc., a Nevada corporation (“Buyer”), 17th Street ALD Management Corporation, a Delaware corporation (the “Company”), the stockholders of the Company listed on the signature page to this Agreement (each, a “Seller” and collectively, the “Sellers”), and Jeffrey J. Brown, an individual, solely in his capacity as representative of the Sellers pursuant to the terms of this Agreement (the “Seller Representative”).  Certain capitalized terms not otherwise defined in the text of this Agreement are defined in Section 9.1 hereof.

RECITALS

A. The authorized capitalization of the Company consists of 1,000,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”), and 2,000,000 shares of common stock, $0.001 par value (the “Company Common Stock,” and, collectively with the Preferred Stock, the “Capital Stock”);

B. The Company has [120,989.094] shares of Preferred Stock and 1,252,403 shares of Company Common Stock issued and outstanding (collectively, the “Outstanding Shares”);

C. Sellers in the aggregate own 100% of the issued and outstanding shares of Capital Stock as set forth on Exhibit A;

D. Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Sellers’ rights, titles and interests in and to all of the Outstanding Shares (the “Purchased Shares”), pursuant to and in accordance with the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Buyer, the Company and the Sellers agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing each Seller shall sell the Purchased Shares owned by such Seller to Buyer, and Buyer shall purchase from such Seller, free and clear of any Security Interests, that portion of the Purchased Shares owned thereby, in exchange for payment by Buyer of at least $6,200,000 (the “Purchase Price”) as further set forth in Section 1.3(a) below, provided that the Parties acknowledge and agree that the Company has previously received on behalf of the Sellers an advance of $50,000 as payment of a portion of the Purchase Price (the “Advance”).

1.2 Closing Date.  The closing of the transaction contemplated hereby shall occur contemporaneously with the execution of this Agreement (the “Closing”) and shall take place at the offices of the Company located at 6861 Nancy Ridge Drive. Suite C, San Diego, CA 92121, at 10:00 a.m. PST on the Closing Date, unless another place and time is agreed to by the Parties.

1.3 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to the Sellers the Purchase Price as follows:

(i) $2,500,000 in cash (net of the Advance), with (A) [$1.2 million] being paid to the Preferred Holders in the amounts set forth opposite each such Holder’s name on Schedule A and (B) [$1.3 million] being paid to the Sellers, after the deduction of certain fees and expenses, in the amounts set forth opposite each such  Seller’s name on Schedule B, in each case by wire transfer of immediately available funds to the respective accounts designated in writing thereby to Buyer;

(ii) $1,500,000 in unregistered shares of Common Stock to the Sellers, or an aggregate of ___ such shares (the “Share Consideration”) calculated based on a price per share equal to 90% of the volume weighted-average closing price per share of Common Stock as quoted on the NASDAQ for the 30 trading days prior to the date of delivery of such shares (“the Share Issuance Formula”) as of the date immediately preceding the Closing Date, as further set forth in Schedule C;

(iii) An aggregate of $1,000,000 in senior secured promissory notes delivered to the Sellers (the “Seller Notes”), as further set forth in Schedule D, which Seller Notes shall be on substantially the terms and conditions as set forth on Exhibit B to this Agreement;

(iv) $1,200,000 in cash (the “AR Payments”), which amount shall be due and payable from time to time on and after the Closing Date pursuant to the terms of Section 2.1 below, which AR Payments may be adjusted pursuant to Section 2.2 of this Agreement;

(v) the Security Agreement and the Pledge Agreement, in each case duly executed by an authorized executive officer of Buyer;

(vi) an opinion of Scott D. Olson, Esq., outside corporate counsel of Buyer, substantially in the form of the legal opinion set forth on Schedule E; and

(vii) all other documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Sellers and/or the Company shall deliver to Buyer:

(i) original certificates for the Purchased Shares duly endorsed or accompanied by stock powers duly endorsed in blank;

(ii) all other documents and instruments reasonably necessary to vest in Buyer all of Sellers’ right, title and interest in and to the Purchased Shares;

(iii) a statement representing the calculation of Net Working Capital, with supporting documentation, prepared as of the most practicable date prior to Closing;

(iv) a certificate of good standing for the Company from the State of Delaware, dated a reasonable date prior to the Closing Date;

(v) duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company if such individual is so employed; and

(vi) all other documents, instruments or certificates required to be delivered by the Company or Sellers at or prior to the Closing pursuant to this Agreement.

ARTICLE II

AR PAYMENTS; POST CLOSING ADJUSTMENTS; UNDISCLOSED LIABILITIES; ADDITIONAL CONSIDERATION

2.1 AR Payments. Following the Closing and subject to adjustment pursuant to Sections 2.2(b) below, the Sellers shall be entitled to the AR Payments on collection of any and all accounts receivable of the Company, whether set forth on the Closing Date Balance Sheet or arising thereafter (the “Collected AR”), as and when the Collected AR are collected following the Closing. The AR Payments shall be made to Sellers on a monthly basis within five (5) Business Days of the end of each month at the rate of 65% of every one dollar ($1.00) of Collected AR received by the Company in such month, until the full balance of the AR Payments have been made to the Sellers. Each monthly payment of Collected AR made to the Sellers shall include a reasonably detailed accounting with respect to the Collected AR, identity and aging of the Company’s uncollected accounts receivable and such other information relating thereto as the Seller Representative shall reasonably request.

2.2 Post-Closing Adjustments.

(a) Within one hundred twenty (120) days after the Closing Date, Buyer shall deliver to the Seller Representative a statement (the “Closing Date Statement”) setting forth a calculation of Net Working Capital as of the Closing (the “Actual Net Working Capital”). If the Seller Representative has any objections to the Closing Date Statement, the Seller Representative shall, within ten (10) Business Days after the Seller Representative's receipt thereof (the “Notice Period”), give written notice (the “Objection Notice”) to Buyer specifying in reasonable detail such objections and the basis therefor, and calculations which the Seller Representative has determined in good faith are necessary to eliminate such objections.  If the Seller Representative does not deliver the Objection Notice within the Notice Period, Buyer's determinations on the Closing Date Statement shall be final, binding and conclusive on the Sellers and Buyer. If the Seller Representative provides an Objection Notice within the Notice Period, the Seller Representative and Buyer shall negotiate in good faith during the fifteen (15) Business Day period (the “Resolution Period”) after the date of Buyer's receipt of the Objection Notice to resolve any disputes regarding the Closing Date Statement. If the Sellers and Buyer are unable to resolve all such disputes within the Resolution Period, then within five (5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to third party arbitrator reasonably acceptable to each Party (the “Arbitrator”), who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement. The Arbitrator shall act as an independent arbitrator to determine, based solely on the presentations by the Seller Representative and Buyer and not by independent review, only those issues that remain in dispute.  Upon final resolution of all disputed items, the Arbitrator shall issue a report showing its final calculation of such disputed items. The determination of the Arbitrator shall be final, binding and conclusive on the Sellers Representative, the Sellers and Buyer, and the fees and expenses of the Arbitrator shall be borne by the Sellers and Buyer in proportion to the amounts by which their proposals differed from the Arbitrator's final determination.  In connection with the resolution of any dispute, each Party shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses.  Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section 2.2.

(b) The post-Closing adjustments to the AR Payments shall be made as follows (i) if the Actual Net Working Capital is less than the Target Net Working Capital, then the AR Payments then due to the Sellers shall be reduced by an amount equal to the difference between the Estimated Net Working Capital and the Actual Net Working Capital, or (ii) if the Actual Net Working Capital is greater than the Target Net Working Capital, then the AR Payments then due to the Sellers shall be increased by an amount equal to the difference between the Actual Net Working Capital and Target Net Working Capital.

2.3 Undisclosed Liabilities.  If, at any time prior to the first anniversary of the Closing Date, Buyer determines that an Undisclosed Liability should have been recorded in the Year Ended Balance Sheet or otherwise been set forth on the Disclosure Schedule, then Buyer shall notify the Seller Representative of such determination and shall otherwise provide to the Seller Representative a reasonable level of detail with respect to such Undisclosed Liability. The Seller Representative may object to the existence or calculation of such Undisclosed Liability, in the manner set forth in Section 2.2(a) above, and such Undisclosed Liability shall be resolved in accordance with the dispute resolution procedures set forth therein. If the Seller Representative does not so object to the existence of such Undisclosed Liability, or it is ultimately determined that such Undisclosed Liability should have been recorded in the Year Ended Balance Sheet or otherwise been set forth on the Disclosure Schedule, then the full amount thereof shall be set off on in its entirety against all remaining payments due under the Seller Notes, which set off shall be on a pro rata basis amongst each of the holders of such Seller Notes.

2.4 Future Consideration. As further additional consideration for the Purchased Shares, the Sellers will also be entitled to receive up to $2,000,000 in contingent payments (the “Earnout Payments”) over the three year period following the Closing (the “Earnout Period”). Earnout Payments shall be due on the achievement of the Revenue and EBITDA targets set forth below over any of the three twelve month periods running from January 1 to December 31 following the Closing (each, an “Earnout Year”), provided that the Parties agree that the calculation of Revenue and EBITDA in the first Earnout Year shall be completed on a pro forma basis, comprised the Company’s historical performance from January 1, 2014 through the Closing Date, combined with the Company’s actual performance from the Closing Date through to December 31, 2014.

(a) Level One Earnout Payments. Up to $1,000,000 of the Earnout Payments shall be due and payable to the Sellers on achieving the following Revenue and EBITDA targets during each and any of the three Earnout Years following the Closing:

(i) Tier 1. Revenue of $7.9 million and EBITDA of $1.0 million—Earnout Payment of $333,334;

(ii) Tier 2. Revenue of $9.0 million and EBITDA of $1.2 million—Earnout Payment of an additional $333,333, for a total of $666,667; and

(iii) Tier 3. Revenue of $10.0 million and EBITDA of $1.4 million—Earnout Payment of an additional $333,333, for a total of $1,000,000.

(b) Level Two Earnout Payments. An additional amount equal to $1,000,000 of the Earnout Payments shall be due and payable to the Sellers on achieving the following Revenue and EBITDA targets over each and any of the three Earnout Years following the Closing:

(i) Tier 4. Revenue of $11.0 million and EBITDA of $1.8 million—Earnout Payment of an additional $333,334;

(ii) Tier 5. Revenue of $12.0 million and EBITDA of $2.0 million—Earnout Payment of an additional $333,333, for a total of an additional $666,667; and

(iii) Tier 6. Revenue of $13.0 million and EBITDA of $2.2 million—Earnout Payment of an additional $333,333, for a total of an additional $1,000,000.

(c) Nature of Earnout Payments. Each Earnout Payment earned during the Earnout Period shall be paid to the Sellers in the form of 50% in cash and 50% in unregistered shares of Common Stock (each, a “Share Earnout Payment”), which shall be valued as follows: the aggregate number of shares of Common Stock issuable to the Sellers with respect to each Share Earnout Payment shall be determined by dividing (i) the such Share Earnout Payment by (ii) a price per share of Common Stock equal to the Share Issuance Formula.

(d) Timing; Corporate Existence. All Earnout Payments shall be due and payable no later than 30 days following the completion of the audit of Buyer’s financial statements for the Earnout Year in question, but in no event later than April 30th of the calendar year following such Earnout Year (the “Calculation Period”). All such Earnout Payments shall be due and payable to the Sellers and Company management in the manner set forth on in Section 2.3 of the Disclosure Schedule. During the Earnout Period, Buyer shall maintain the existence of the Company as a free-standing operating subsidiary or division of Buyer for accounting purposes, and Buyer shall not impose any corporate overhead, surcharge or related expense on the Company that would otherwise reduce EBITDA during the Earnout Period.

(e) Review of Earnout Calculation.

(i) On or before the last day of Calculation Period (the “Earnout Calculation Delivery Date”), Buyer shall prepare and deliver to the Seller Representative a written statement (in each case, an “Earnout Calculation Statement”), setting forth in reasonable detail its determination and calculation of the Earnout Payment then due, if any, which statement shall a include reasonably specific calculation of Revenue, EBITDA and the Earnout Payment due with respect to such Earnout Year, along with supporting documentation relating to such calculations.

(ii) The Seller Representative shall have fifteen (15) business days after receipt of the Earnout Calculation Statement (the “Review Period”) to review such statement. During the Review Period, the Seller Representative shall have the right to inspect Buyer’s books and records during normal business hours at the Buyer’s offices, for purposes reasonably related to the determination of the Earnout Payment. Prior to the expiration of the Review Period, the Seller Representative may object to the Earnout Calculation Statement by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Buyer. Any Earnout Calculation Objection Notice shall specify the items in the Earnout Calculation Statement in dispute and shall describe in reasonable detail the basis for such objection. If Sellers fail to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earnout Calculation Statement shall be final and binding on the parties hereto. If the Seller Representative timely delivers an Earnout Calculation Objection Notice, then Buyer and the Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Earnout Payment for the Calculation Period. If Buyer and the Seller Representative are unable to reach agreement within fifteen (15) days after such an Earnout Calculation Objection Notice has been given, all unresolved disputed items shall be resolved in accordance with the procedures set forth in Section 2.2(a).  If unresolved disputed items are submitted to the Arbitrator, Buyer and the  Seller Representative shall each furnish to the Arbitrator such work papers, schedules and other documents and information relating to the unresolved disputed items as the Arbitrator may reasonably request. The Arbitrator shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Sellers, and not by independent review.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer as follows, except to the extent that such statement may be conditioned or modified by the applicable Disclosure Schedule.

3.1 Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction where it is now conducting business.  The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock and 2,000,000 shares of Common Stock (consisting of 1,500,000 shares of Class A Common Stock and 500,000 shares of Class B Common Stock), of which 120,989.094 shares of Preferred Stock and 1,252,403 shares of Common Stock (consisting of 949,373 shares of Class A Common Stock and 303,030 shares of Class B Common Stock) are issued and outstanding.  All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable and are owned of record and beneficially by the Sellers free and clear of all Security Interests.

(b) All of the issued and outstanding shares of Capital Stock have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c) Except as set forth on Section 3.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right to purchase or acquire any shares of Capital Stock is authorized or outstanding, (ii) the Company has no obligation to issue any subscription, warrant, option, convertible security or other such right, (iii) except as provided for in this Agreement, the Company has no obligation to purchase, redeem or otherwise acquire any shares of its Capital Stock or any interest therein, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(d) Except as set forth on Section 3.2 of the Disclosure Schedule, there is no written agreement between the Company and any holder of its securities relating to registration of any shares of Capital Stock under the Securities Act, and neither the Sellers nor the Company are a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Capital Stock.

(e) There are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.3 Authorization of Transaction.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement and the other Transaction Documents to which the Company is a party has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Buyer and Sellers, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.  Section 3.3 of the Disclosure Schedule sets forth a true and complete list of all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Company thereunder.

3.4 Noncontravention.

(a) Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company (and the other Transaction Documents to which it is a party) does not, and the consummation of this Agreement will not, (i) violate the provisions of the Charter Documents of the Company, (ii) violate any Contract to which the Company is a party, (iii) violate any Law applicable to the Company on the date hereof, or (iv) result in the creation of any Security Interest upon any of the assets owned by the Company.

(b) Except as set forth in Section 3.4 of the Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company in connection with the execution and delivery of this Agreement (and the other Transaction Documents to which the Company is a party) and the consummation of this Agreement.

3.5 Subsidiaries.  The Company does not have any ownership interests in any Subsidiary, own any shares of any corporation or have any ownership or other investment interest in any Person.

3.6 Financial Statements. True and complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2012 and 2013 and for each of the first three quarterly periods of 2013, and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years and quarters then ended (the “Financial Statements”), are included in Section 3.6 of the Disclosure Schedule. The Financial Statements are true, complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, other than as the result of any necessary year-end adjustments that may arise with respect to any such quarterly Financial Statements.  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Financial Statements relating to the Company’s year ended on December 31, 2013 reflect Adjusted EBITDA of at least $900,000. Except as set forth on Section 3.6 of the Disclosure Schedule, the Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.7 Absence of Certain Changes.  Since the Most Recent Balance Sheet Date, there has occurred no event or development that, in the aggregate, has had, or could reasonably be expected to have in the future, a material adverse effect on the Company.

3.8 No Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet as of the Most Recent Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Most Recent Balance Sheet Date (collectively, the “Undisclosed Liabilities”).

3.9 Tax Matters.  The Company has filed all Tax Returns required to be filed by the Company (or requests for extensions to file such Tax Returns have been timely filed) and such Tax Returns are complete and correct in all respects.  The Company has paid all Taxes of the Company that are due and payable, except for Taxes which are the subject of a reasonable objection or dispute with respect to the payment thereof, which objections or disputes are detailed on Section 3.9 of the Disclosure Schedule. There are no pending audits or other examinations of any Company Tax Return and there are no Tax liens on any asset of the Company (other than for Taxes not yet due and payable).  The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  The Company is neither a party to, bound by, nor has any obligation under any tax sharing agreement or similar agreement or arrangement.  All Taxes that the Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate taxing authority.

3.10 Assets.  The Company has good and valid title to its assets, including the assets reflected on the Most Recent Balance Sheet, free and clear of all Security Interests.  All machinery, equipment, fixtures, vehicles and other assets owned, leased or used by the Company are in good operating condition and repair, subject to ordinary wear and tear, and are reasonably fit and usable for the purposes for which they are being used.

3.11 Owned Real Property.  The Company does not own any Owned Real Property.

3.12 Real Property Leases.  The Company has made available to Buyer a true and complete copy of every Lease.  Neither the Company nor any other party is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any other party under such Lease.

3.13 Intellectual Property.  The Company owns or possesses sufficient legal right to use all Intellectual Property necessary for its business as currently conducted.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate the Intellectual Property rights of any other Person or entity, and the conduct of its business as currently conducted does not infringe or violate the Intellectual Property rights of any other Person or entity.  The Company has used reasonable efforts to protect the trade secrets and other confidential information of the Company.

3.14 Inventory.  The Inventory was acquired and has been maintained in accordance with the regular business practices of the Company, consists generally of items of a quality and quantity usable and merchantable in the ordinary course of business, subject to applicable reserves, and all inventory reflected on the Most Recent Balance Sheet is valued at the lower of cost or market at the Most Recent Balance Sheet Date in accordance with GAAP, subject to applicable reserves.  The Company has not made any provision for obsolescence on account of any of the Inventory.

3.15 Contracts.

(a) Section 3.15 of the Disclosure Schedule sets forth a true and complete list of each Contract to which the Company is party or by which it is bound, as of the date of this Agreement, with respect to the following:

(i) for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory or Contracts for services in the ordinary course of business) which (A) provides for annual payments by the Company of $50,000 or more and (B) has a residual term as of the date of this Agreement of more than six (6) months;

(ii) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and which (A) provides for a specified annual minimum dollar sales amount by the Company of $50,000 or more and (B) has a residual term as of the date of this Agreement of more than six (6) months;

(iii) that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by the Company without liability to the Company;

(iv) that is a partnership, joint venture or similar Contract;

(v) that is a distribution, dealer, representative or sales agency Contract;

(vi) that provides for the indemnification by the Company of any Person, the undertaking by the Company to be responsible for consequential damages, or the assumption by the Company of any Tax, environmental or other liability;

(vii) with any Governmental Entity;

(viii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(ix) that restrains the ability of the Company to engage or compete in any manner or in any business;

(x) that relates to the acquisition or disposition of any business of the Company (whether by merger, sale of stock, sale of assets or otherwise);

(xi) that is a collective bargaining Contract or other Contract with any labor organization, union or association;

(xii) that is a Contract with any agency or entity to provide temporary or leased employees or independent contractors to the Company;

(xiii) that is a pension, profit sharing, stock option, bonus, commissions, employee stock purchase, deferred compensation, severance, hospitalization, insurance or other plan, agreement or arrangement providing payments or benefits to any of the Company’s current or former directors, officers, employees, agents, consultants or such Person’s dependents, beneficiaries or heirs, or any other employee benefit plan, arrangement or practice;

(xiv) that is a Contract for the engagement of one or more independent contractors who individually or, in the aggregate, receive more than $50,000 per year;

(xv) that is a settlement agreement, severance agreement or separation agreement with any of the Company’s former officers, directors, employees or independent contractors, including any Contract under which the Company is required to provide payments or benefits following the date of this Agreement; or

(xvi) that is otherwise material to the Company and not previously disclosed pursuant to this Section 3.15.

(b) Each Contract required to be listed in Section 3.15 of the Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect, except as otherwise noted on such schedule. The Company has been and currently is in compliance in all material respects with all terms and requirements of each Material Contract.  Each other Person that has any obligation or liabilities under any Material Contract has been and currently is in compliance in all respects with all terms and requirements thereof.  The Company is entitled to all of the benefits under, and is not alleged to be in default in respect of, any Material Contract.  To the Company’s knowledge, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or with respect to any other contracting party, which, with the giving of notice or the lapse of time, could reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, or (B) the right to cancel, terminate or modify any Material Contract.  The Company has not received nor given any notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

3.16 Insurance.  The Company has made available to Buyer a true and complete list of each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, directors and officers, and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.  Prior to the date hereof, the Company has purchased five (5) years of extended reporting/tail coverage on the Company’s directors and officers insurance policy, which insurance has terms and limits of coverage which are substantially the same as the Company’s directors and officers insurance as in effect prior to the Closing.  The Company has provided to Buyer proof of such extended insurance coverage.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums currently due and payable under all such policies have been paid, and the Company otherwise has been and currently is in compliance in all respects with the terms of such policies.  The Company has no notice of any threatened termination of, or premium increase with respect to, any such policy.  Such policies are (a) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company, (b) are adequate for compliance with all Contracts in accordance with the terms of such Contracts, (c) are, if required by Law, purchased and with at least the required minimum limits, (d) provide insurance coverage in the amounts indicated therein for the Company’s business, properties, assets and operations as presently conducted (net of any prior claims paid thereunder to the extent that such claims reduce available amounts) and (e) will remain in full force and effect through the respective dates set forth on Section 3.16 of the Disclosure Schedule. Section 3.16 of the Disclosure Schedule also describes all claims of the Company that are pending under the policies (and the amount of insurance coverage available with respect to each claim) or that have been paid to the Company or third parties or that have been denied during the past three (3) years.

3.17 Litigation.  There is no Action, pending or, to the Knowledge of the Company, threatened, against the Company.  There are no judgments, orders or decrees outstanding against the Company.  The Company has no Action pending against any Governmental Entity or other Person.

3.18 Employees.

(a) Section 3.18 of the Disclosure Schedule contains a true and complete list of all employees of the Company and each employee’s annual salary, bonus, and classification as exempt or non-exempt from applicable Laws regarding overtime compensation.  No employee receives any benefit from a Company stock option plan or other stock or equity-related plan of the Company or any other incentives.

(b) Except as set forth on Section 3.18 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes.  No organizational effort is being or has been made or threatened, either currently or within the past four (4) years, by or on behalf of any labor union with respect to employees of the Company.

(c) The Company has been and currently is in compliance with all applicable Contracts and Laws pertaining to the employment of its employees, including all such Laws relating to fair employment practices, equal employment opportunities, occupational safety and health, prohibited discrimination, harassment and retaliation, leaves and absences, immigration, work permits/employment passes, wages, hours, benefits, collective bargaining, exemption classification under applicable wage and hour Laws, and other similar employment activities.

(d) The Company has correctly classified its (i) employees as exempt under all applicable wage and hour Laws and (ii) independent contractors who provide services to the Company and its Affiliates as independent contractors for purposes of federal and applicable state tax Laws, Laws applicable to employee benefits and other applicable Law.  Except as set forth on Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Affiliates has any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All employees of the Company are legally permitted to be employed by the Company in the United States and the Company has not received any communication from any Governmental Entity, including, without limitation, the Department of Homeland Security, that any Company employee has a name or social security number that does not match the name or social security number maintained by any Governmental Entity.

(e) Except as set forth on Section 3.18 of the Disclosure Schedule, the Company has paid in full all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and any accrued but unpaid bonuses and commissions.

3.19 Employee Benefits.

(a) Section 3.19 of the Disclosure Schedule includes a true and complete list of all Company Plans.

(b) The Company has made available to Buyer copies of (i) each Company Plan, and (ii) the most recent summary plan description for each Company Plan for which such a summary plan description is required.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

(d) Each Company Plan is in substantial compliance with its terms and all applicable provisions of ERISA and the Code and other applicable Laws.

(e) No Company Plan is or was in the past (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) a plan subject to Title IV of ERISA.

(f) The transactions contemplated by this Agreement will not give rise to any amount that would not be deductible by the Company by reason of Section 280G of the Code.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement) will not entitle any Person to any payment, forgiveness of indebtedness, vesting, funding of benefits, or increase in benefits under or with respect to any Company Plan.

3.20 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws.  There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(c) The Company has provided to Buyer all environmental reports, studies, permits and audits related to the business of the Company in its possession or the possession of any of its Affiliates or representatives.

3.21 Legal Compliance.  The Company is currently, and for a period of four (4) years prior to the Closing Date has been, conducting its businesses in compliance with each applicable Law.  The Company has not received any notice or communication alleging noncompliance with any applicable Law.

3.22 Authorizations.  Section 3.22 of the Disclosure Schedule sets forth a true and complete list of all Authorizations issued to or held by the Company and the expiration or termination date thereof.  Such listed Authorizations are the only Authorizations that are required for the Company to conduct its business as presently conducted or as proposed to be conducted.  Each such Authorization is in full force and effect; the Company has been and currently is in compliance with the terms of each such Authorization; and, to the Knowledge of the Company, no suspension or cancellation of such Authorization is threatened, and there is no basis for believing that such Authorization will not be renewable upon expiration.

3.23 Brokers.  Except as set forth in Section 3.23 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of the Company or any Affiliate of the Company.

3.24 Bank Accounts.  Section 3.24 of the Disclosure Schedule contains a true and complete list of all operating bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

3.25 Customers and Suppliers.  Section 3.25 of the Disclosure Schedule sets forth a true and complete list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company set forth on the Most Recent Balance Sheet and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole or majority supplier of any significant product or service to the Company.  Since the Most Recent Balance Sheet Date, no such customer or supplier has indicated that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company.

3.26 Warranties.  No product or service sold, performed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) the applicable standard terms and conditions of sale of the Company, a true and complete list of which is set forth in Section 3.26 of the Disclosure Schedule, and (b) manufacturers’ warranties for which the Company does not have any liability.  Section 3.26 of the Disclosure Schedule sets forth a true and complete list of the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years covered by the Financial Statements, and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the foreseeable future.

3.27 Disclosure. No representation or warranty of the Company contained in the Agreement, the other Transaction Documents or in any certificate, instrument or document provided to Buyer in connection with the transactions contemplated hereby and thereby, when read together with all other such representations and warranties, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally but not jointly, represents and warrants to Buyer solely as to himself or itself and as to his or its shares of Capital Stock only, that each statement contained in this Article IV is true and correct.

4.1 Authority and Enforceability.  Such Seller has the requisite power and authority to enter into this Agreement and to consummate the transaction contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Seller, as applicable.  This Agreement has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by Buyer, each other Seller and the Company, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.2 No Conflicts; Consents.  The execution and delivery of this Agreement by such Seller does not, and the consummation of the Agreement by such Seller will not, (a) if applicable, violate the provisions of any of the Charter Documents of any such Seller, (b) violate any Law applicable to such Seller, or (c) result in the creation of any Security Interest upon any of the assets owned or used by the Company.

4.3 Beneficial Ownership.  Each Seller owns, beneficially and of record, the outstanding shares of the Capital Stock as set forth opposite such Seller’s name on Exhibit A, free and clear of all Security Interests.

4.4 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers or any Affiliate of the Sellers.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers and the Company that each statement contained in this Article V is true and correct.

5.1 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Buyer’s business, financial condition or results of operations.

5.2 Authorization of Transaction. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary board of director and shareholder action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties thereto, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Consents.  The execution and delivery of this Agreement and the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Buyer, or of any Legal Requirement or any order, writ, injunction or decree to which Buyer is subject, or any provision of any Contract to which Buyer is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations, of Buyer.  No Consent of any Governmental Body is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

5.4 Valid Issuance; Capitalization.  All of the shares of Common Stock to be issued in the transactions contemplated hereby will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and free of preemptive rights. Immediately prior to the Closing, the authorized and outstanding capital of Buyer will consist of:

(a) 37,500,000 shares of Common Stock, of which 15,605,193 shares are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(b) 12,500,000 shares of preferred stock, $0.001 par value per share, none of which is issued and outstanding.

(c) 832,500 warrants to purchase a like number of shares of Common Stock, with an exercise price of $4.00 per warrant share and 70,000 warrants to purchase a like number of shares of Common Stock, with an exercise price of $5.00 per warrant share (collectively, the “Buyer Warrants”). All of the Buyer Warrants have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(d) $2.1 million in three year convertible notes, $1.9 million of which are subject to an annual interest rate of 9% and $200,000 of which are subject to an annual interest rate of 7% (collectively, the “Convertible Notes”).

(e) Buyer has never declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, nor has it redeemed, repurchased or otherwise reacquired any shares of its capital stock or other security other than repurchases at the lower of cost or the current fair market value thereof from former employees in accordance with the terms of such employees’ purchase agreements.

(f) Buyer has no stock plan, stock purchase agreement, stock option agreement, employment agreement or other Contract between Buyer and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions, Buyer’s repurchase rights or other terms of such Contract as the result of: (i) termination of employment (whether actual or constructive); (ii) any Acquisition Transaction; or (iii) the occurrence of any other event or combination of events.

(g) Other than the Buyer Warrants and the Convertible Notes, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character obligating Buyer to issue or sell any additional shares of the capital stock of, or other equity interest in, Buyer.

5.5 Accredited Investor.  Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  Buyer is acquiring the Purchased Shares for its own account for investment, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and applicable state securities Laws, and the rules and regulations thereunder.

5.6  Solvency. Buyer is solvent as of the date of this Agreement and shall not become insolvent as a result of the issuance of the Seller Notes, the payment of any AR Collection Payment or as a result consummation of the transactions contemplated hereby or by the other Transaction Documents. Following the Closing, Buyer will be able to pay its debts as they come due. On and after the Closing, the fair salable value of the Buyer's tangible and intangible assets, including without limitation goodwill, intellectual property, licenses and other proprietary information, exceeds the fair value of its liabilities. Buyer will not be left with unreasonably small capital after consummation of the transactions in this Agreement.

5.7 SEC Filings; Financial Statements.   Buyer has filed with the SEC and has heretofore made available to the Sellers true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries under the Exchange Act (collectively, the “Buyer SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Buyer SEC Documents fairly presented in all material respects the financial position of Buyer as of the respective dates thereof, and the other related financial statements (including the related notes) included therein fairly presented in all material respects the results of operations and cash flows of Buyer for the respective periods or as of the respective dates set forth therein. Each of the balance sheets and statements of operations and cash flows (including the related notes) included in the Buyer SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

5.8 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of the Buyer.

5.9 Disclosure. No representation or warranty of Buyer contained in the Agreement, the other Transaction Documents or in any certificate, instrument or document provided to Sellers in connection with the transactions contemplated hereby and thereby, when read together with all other such representations and warranties, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE VI
COVENANTS

6.1 Public Announcements.  None of Buyer, Sellers and the Company, nor any of their respective Affiliates, shall, without the approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law, including without limitation the disclosure requirements of the Securities Act and the Exchange Act, or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Parties at least one (1) day to comment on such release or announcement in advance of such issuance and to consider such comments in good faith.

6.2 Further Assurances.  Upon the terms and subject to the conditions hereof, each of the Parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate this Agreement and the transactions contemplated hereby.

6.3 General Waiver of Claims.  Each Seller (a) acknowledges and agrees that, after due inquiry and analysis, the terms of the transactions contemplated by this Agreement are fair to the Company and such Seller and (b) subject to the consummation of such transactions, waives any and all rights conferred upon such holders in connection with each Seller’s ownership of shares of Capital Stock, including, but not limited to, any and all rights set forth in the Company’s Charter Documents and any other relevant agreement, as applicable, in connection with the transactions contemplated by this Agreement.

6.4 Confidentiality.  Following the Closing Date, each Seller shall treat and hold as confidential all information concerning the businesses, affairs, properties, employees, finances, products, technologies and operations of the Company and any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Company Confidential Information”) and refrain from using any of the Company Confidential Information except as otherwise contemplated by this Agreement; provided, however, that nothing in this Section 6.4 shall prohibit the disclosure of any Company Confidential Information that (a) is required to be disclosed in connection with any Law or any Action before any Governmental Entity (provided that the Sellers exercise their commercially reasonable efforts to preserve the confidentiality of the Company Confidential Information disclosed, including by cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Company Confidential Information required to be disclosed), (b) is or becomes publicly available without a breach of this Agreement, (c) was known to the Seller prior to the Seller’s receipt of such information from the Company (or its agents) or (d) was independently developed by the Seller without reference to or use of the Company Confidential Information.

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification.

(a) To the extent provided in this Article VII, from and after the Closing Date, Sellers (each, a “Seller Indemnifying Party”) shall severally but not jointly indemnify Buyer, the Company, and their respective officers, directors, employees, stockholders, and Affiliates (each, a “Buyer Indemnified Party”) and hold each Buyer Indemnified Party harmless from and against any and all losses, costs, expenses, claims, damages, obligations, liabilities, demands or actions, whether or not arising out of third party claims, including interest, penalties, reasonable attorney’s fees and disbursements, court costs and all reasonable amounts paid in investigation, defense or settlement, including, without limitation, those based in whole or in part on diminution in value, lost profits, consequential, punitive and special damages regardless of the legal theory (in accordance with the terms of this Agreement, as applicable) of any of the foregoing (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnified Party in connection with, or otherwise with respect to:

(i) any breach of any representation or warranty of the Company contained in this Agreement; and

(ii) any breach of any covenant or agreement of the Company contained in this Agreement or any other Transaction Document to which it is a party and which is required to be performed by the Company prior to Closing.

(b) To the extent provided in this Article VII, from and after the Closing Date, each Seller Indemnifying Party shall indemnify each Buyer Indemnified Party and hold each Buyer Indemnified Party harmless from and against any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnified Party in connection with, or otherwise with respect to any breach of any representation or warranty of that Seller contained in Article IV or any breach of any covenant of that Seller contained in Article VI.

(c) To the extent provided in this Article VII, from and after the Closing Date, Buyer (a “Buyer Indemnifying Party”), shall indemnify Sellers and their respective officers, directors, employees, stockholders, and Affiliates (each, a “Seller Indemnified Party”) and hold each Seller Indemnified Party harmless from and against any and all Losses resulting from, arising out of, or incurred by any Seller Indemnified Party in connection with, or otherwise with respect to:

(i) any breach of any representation or warranty of Buyer contained herein; and

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement or any other Transaction Document to which it is a party and which is required to be performed by Buyer prior to Closing.

7.2 Procedure for Claims.

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall promptly (but in no event later than ten (10) days alter notice thereof) notify the Indemnifying Party of such claim or demand (the “Claim Notice”), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand).  The Indemnifying Party shall have ten (10) days from the receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (x) whether the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereunder for Losses with respect to such claim or demand and (y) if so, whether the Indemnifying Party desires to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does acknowledge its obligation to indemnify hereunder and desires to defend the Indemnified Party against, such claim or demand then, except as hereinafter provided, the Indemnifying Party shall have the right to defend (with counsel reasonably satisfactory to the Indemnified Party) such claim or demand; provided that, (i) unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement (A) involves only money damages and (B) includes a complete and unconditional release of the Indemnified Party and does not include any future obligations (other than standard confidentiality provisions regarding the terms of the settlement), (ii) the Indemnifying Party conducts the defense actively and diligently (in the reasonable opinion of the Indemnified Party), (iii) the Indemnified Party concludes, on the advice of counsel, that there is no conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense and (iv) the Indemnifying Party provides the Indemnified Party with adequate reassurance (acceptable to the Indemnified Party in its sole discretion) that the Indemnifying Party has or will have financial resources necessary to defend against such claim or demand and fulfill its indemnification obligations hereunder.  In the event that the foregoing conditions are met, if the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense.  If the Indemnifying Party elects not to, or cannot meet the above conditions in order to, defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party may, without waiving any rights against the Indemnifying Party, settle or defend against any such claim in the Indemnified Party’s sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Article VII, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including fees and expenses of counsel, expert witness fees and expenses and other costs incurred by the Indemnified Party in defending the claim or demand.

(b) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) In the event of a third party claim, the party not controlling the defense shall have the right to receive copies of all pleadings, notices and communications with respect to such claim or demand to the extent that the receipt of such documents does not affect any privilege relating to the defending party, and the defending party shall provide the non-defending party the opportunity to participate in, but not determine or conduct, any defense of the claim or demand or settlement negotiations related thereto, at its sole cost and expense.

(d) The Indemnified Party’s failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice adversely and materially prejudiced the Indemnifying Party.

7.3 Payment of Indemnification Obligations.

(a) To the extent that all the claims in the aggregate do not exceed $100,000, the Indemnifying Parties shall not be liable for the aggregate claims, except for claims relating to fraud or to the Sellers’ representations and warranties in Article IV.  The Indemnified Parties may make claims directly against the Indemnifying Parties, and such indemnification claims by the Indemnified Parties shall be paid by the Indemnifying Parties in cash.  However, in the event of any Losses resulting from any indemnifiable claim under Section 7.1(a)(i), then the amounts of such Losses to be paid by the Indemnifying Parties shall be limited to the amount of the Cash Consideration, except for claims relating to fraud.

(b) Notwithstanding the provisions of Section 7.3(a) above, in the event of any Losses resulting from any indemnifiable claim under Section 7.1(b), then such breaching Seller shall be solely liable to the Buyer Indemnified Party for such Losses, with the amounts of such Losses payable by the Seller.

7.4 Survival.

(a) Except as set forth in Section 7.4(b), all representations and warranties of the Company, the Sellers and Buyer contained in this Agreement and the other Transaction Documents, or in any certificate or other document delivered pursuant hereto, shall survive the Closing for a period of twelve (12) months from the Closing Date.

(b) The representations and warranties of the Sellers contained in Article IV and any claims based on fraud shall survive the Closing without limitation.  The representations and warranties of the Company in Section 3.9 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), Section 3.20 (Employee Benefits) shall survive the Closing for a period of three (3) years, and Section 3.21 (Environmental) shall survive the Closing for a period of five (5) years following the Closing.

(c) The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall terminate as of the Closing Date.  The covenants and agreements which by their terms contemplate performance after the Closing Date, including without limitation, the covenants set forth in Article II, shall survive the Closing in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations; provided that any such covenant or agreement which expires on a date certain shall survive until such date certain.

(d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period”.  In the event a Claim Notice for indemnification under Section 7.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

7.5 Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Consideration paid.

7.6 Seller Representative.  By virtue of this Agreement, each Seller hereby appoints the Seller Representative as its exclusive agent and attorney-in-fact to act on its behalf with respect to any claims, controversies, or disputes arising out of the terms of this Agreement and the other Transaction Documents, including (a) any dispute arising under any provision of Article II of this Agreement; and (b) defending all indemnity claims, consenting to, compromising or settling all indemnity claims, so long as such indemnity claims are brought against the Sellers and otherwise acting pursuant to Article VII; and all actions taken by the Seller Representative pursuant to the foregoing appointment and authority shall be binding upon each Seller and his successors and assigns as if expressly ratified and confirmed in writing by each Seller.  Each Seller further agrees that the Seller Representative shall have the power to (x) receive all notices and communications directed to the Seller Representative or the Company with respect to any claims, controversies, or disputes arising out of the terms of this Agreement (or the other Transaction Documents) and to take any action or no action in connection therewith as it may deem appropriate, and (y) to take any action (or determine to take no action) with respect to the foregoing appointment and authority as it may deem appropriate as effectively as the Company or each Seller could act itself, including the settlement or compromise of any dispute or controversy under the indemnification provisions hereof or any other document entered into in connection herewith, provided that, if any indemnity claim is brought against any Seller or group of Sellers on a non-pro rata basis, then such Sellers shall have the right to proceed in respect thereof and the authority granted to the Seller Representative pursuant to this Section 7.6 shall not apply in such instance.  The authority granted hereunder is deemed to be coupled with an interest.  Buyer shall have the right to rely on any actions taken or omitted to be taken by the Seller Representative as being the act or omission of the Sellers, without the need for any inquiry.  The Sellers agree that the Seller Representative shall have no liability to the Sellers for any loss, damage or liability which they may incur as a result of any action taken in good faith hereunder or under any other document entered into in connection herewith, and the Sellers agree to indemnify and hold the Seller Representative free and harmless against any and all loss, damage or liability which the Seller Representative may sustain as a result of any action taken in good faith hereunder or under any other document entered into in connection herewith, including any legal fees and expenses.

ARTICLE VIII
MISCELLANEOUS

8.1 Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile or electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyer:	ForceField Energy Inc. 245 Park Avenue, 39th Floor New York, NY 10167 Attn: David Natan E-mail: dnatan@forcefieldenergy.com
With a required copy to:	__________________
If to the Sellers:	As set forth on Schedule E
With a required copy to:	Strategic Law Partners, LLP 500 S. Grand Avenue, Suite 2050 Los Angeles, CA 90071 Attn: Timothy F. Silvestre, Esq. E-mail: tsilvestre@strategiclaw.com
If to the Seller Representative:	Brown Equity Partners, LLC 2121 E. Coast Hwy, Suite #108 Corona del Mar, CA 92625 Attn: Jeffrey J. Brown E-mail: jeff@brownequitypartners.com or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

8.2 Amendments and Waivers.  Any term of this Agreement may be amended only by a written agreement signed by all of the Parties hereto or waived only a written waiver of the applicable Party.

8.3 Expenses.  Each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties.

8.4 Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

8.5 Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Nevada, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

8.6 Consent to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of New York, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby.  Each Party further agrees that service of any process, summons, notice or document by U.S.  registered mail to such Party’s respective address set forth above shall be effective service of process for any Action in California with respect to any matters to which it has submitted to jurisdiction in this Section 8.6.

8.7 Counterparts.  This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other Parties hereto.  The Parties agree that the delivery of this Agreement may be affected by means of an exchange of facsimile signatures or via electronic mail which shall be deemed original signatures thereof.

8.8 Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any person or entity other than the Parties hereto any rights or remedies hereunder; except that the provisions of Article VII are intended for the benefit of the Indemnified Parties and the Indemnifying Parties and the intended third party beneficiaries shall have the right to enforce such section in their own names.

8.9 Entire Agreement.  This Agreement, the other Transaction Documents and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to this Agreement.  All Exhibits and Disclosure Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Non-Disclosure Agreement which shall continue in full force and effect in accordance with its terms.

8.10 Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.11 Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.12 Specific Performance.  Buyer and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

8.13 Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such Party may be entitled.

ARTICLE IX
DEFINITIONS

9.1 Definitions.  When used in this Agreement, the following capitalized terms shall have the following meanings:

“Action” means any action, suit, proceeding, claim, arbitration, litigation, investigation or similar matter before any Governmental Entity or before any arbitrator.

“Adjusted EBITDA” means EBITDA plus all of the costs and expenses for each of the following of the Company for the period at issue: (a) accretion expense, (b) Board of Director fees, (c) audit/review expenses, (d) D&O insurance, (e) Delaware franchise taxes, (f) warehouse manager savings and (g) payments to non-active employee.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorizations” means any authorization, approval, consent, certificate, license (including contractors’ licenses), permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in California are authorized or required by Law to close.

“CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Charter Documents” means the current certificate or articles of incorporation, by-laws and stockholder agreement (or other applicable organizational documents) of a corporation, in each case as amended through the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended to date.

“Common Stock” means Buyer’s common stock, par value $0.001 per share.

“Company Plan” means any Employee Benefit Plan maintained or contributed to by the Company or any ERISA Affiliate or with respect to which the Company or an ERISA Affiliate may have any liability.

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Disclosure Schedule” means the disclosure schedule provided by the Company to Buyer on the date hereof with respect to the Company’s representations and warranties set forth in Article 3 of this Agreement.

“EBITDA” means earnings before interest, taxes, depreciation and amortization earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.

“Employee Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving any type of direct or indirect compensation.

“Environmental Claim” means any claim, suit, proceeding, administrative process, investigation, Governmental Entity Order or directive, litigation or allegation of liability or other obligation that arises or is alleged to arise under, or is brought pursuant to, Environmental Law or that could reasonably result in Losses under Environmental Law.

“Environmental Law” means any federal, state or local law, statute, rule, order, directive, judgment, Authorization or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons.  As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indebtedness” means any of the following: (i) any indebtedness for borrowed money, (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (iv) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (v) any capital lease obligation, (vi) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (vii) any guaranty of any of the foregoing.

“Indemnified Party” means the Party (any Buyer Indemnified Party or Seller Indemnified Party as applicable) liable for any claim or demand under Article VII hereunder.

“Indemnifying Party” means the Party (any Buyer Indemnifying Party or Seller Indemnifying Party as applicable) asserting a claim or demand under Article VII hereunder.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) inventions, whether patentable or nonpatentable, know-how and copyrightable works; and (vi) other proprietary rights relating to any of the foregoing.

“Law” means any statute, law, ordinance, common law, code, rule or regulation of any Governmental Entity.

“Lease” means any lease or sublease pursuant to which the Company leases or subleases any real property from another Person.

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, mercury; or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Authorization, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” means the Company’s unaudited balance sheet as of December 31, 2013.

“Most Recent Balance Sheet Date” means December 31, 2013.

“Net Working Capital” means the as the sum of all (a) cash, accounts receivable and inventory, less the sum of (b) accounts payable, accrued liabilities and the amount of the Preferred Stock of the Company.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement between Buyer and the Company dated as of March 10, 2014.

“Order” means any award, injunction, judgment, decree, order, ruling, assessment, arbitration award, writ subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction (including any regulations promulgated thereunder).

“Owned Real Property” means each item of real property owned by the Company.

“Parties” means Buyer, Sellers, the Seller Representative and the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date by and between Buyer and the Sellers and relating to the pledge by Buyer of the Purchased Shares to the Sellers as security for the Seller Notes, which agreement shall be substantially in the form of Exhibit D to this Agreement.

Preferred Holders” means the holders of Preferred Stock, as further set forth on Exhibit A.

“Revenue” means the gross revenue of the Company for any period, determined in accordance with GAAP.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date by and between Buyer and the Sellers and relating to the grant of a first priority security interest by Buyer in all of the assets of the Company as security for the Seller Notes, which agreement shall be substantially in the form of Exhibit C to this Agreement.

“Subsidiary” or “Subsidiaries” means any corporation or other organization, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), or (ii) such party or any other Subsidiary of such party directly or indirectly owns or controls at least a majority of the capital stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Target Working Capital” means of Net Working Capital of $900,000, which amount shall include a minimum of $400,000 of cash.

“Tax” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium taxes, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means, collectively, this Agreement, the Disclosure Schedules, The Seller Notes, the Security Agreement, the Pledge Agreement and each other agreement, certificate, document and instrument to be executed in accordance herewith, together with all exhibits, schedules and annexes thereto.

9.2 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All references to “$” shall be the Dollars of the United States of America.

(i) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

IN WITNESS WHEREOF, Buyer, the Company, the Sellers and the Seller Representative have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

BUYER: FORCEFIELD ENERGY INC. By: David Natan Chief Executive Officer
THE COMPANY: 17TH STREET ALD MANAGEMENT CORPORATION By: Name: Title:
SELLER REPRESENTATIVE:
Jeffrey J. Brown, an individual

SELLERS:

DISCLOSURE SCHEDULE

SCHEDULE A

AMOUNTS PAYABLE TO PREFERRED HOLDERS

SCHEDULE B

AMOUNTS PAYABLE TO THE SELLERS

SCHEDULE C

ISSUED SHARE CONSIDERATION

SCHEDULE D

ISSUED SELLER NOTES

SCHEDULE E

NOTICE ADDRESSES OF THE SELLERS

EXHIBIT A

CAPITALIZATION

1

EXHIBIT B

FORM OF SENIOR SECURED PROMISSORY NOTE

2

EXHIBIT C

FORM OF SECURITY AGREEMENT

3

EXHIBIT D

FORM OF PLEDGE AGREEMENT

4

EXHIBIT E

FORM OF LEGAL OPINION

5